[Endeavour International Corporation logo]

For immediate release
Media contact, Janice Aston White, 713-307-8780

Endeavour acquires majority interest
in Norwegian oil and gas company

Houston, TX – November 23, 2004 — Endeavour International Corporation (AMEX:END) announced today that its subsidiary Endeavour Energy Norge AS has completed its previously announced acquisition of a majority interest in OER Oil AS (OER), a privately held Norwegian exploration and production company based in Oslo.

The company now holds an approximate 76 percent interest and has entered into agreements to acquire the remaining interests in OER. Those transactions should be completed in early 2005 subject to governmental approvals.

“This acquisition establishes a platform for growth in the North Sea and represents another milestone in executing our business strategy,” said William L. Transier and John N. Seitz, co-chief executive officers. “Endeavour is building an independent energy company totally focused on capturing niche exploration and production opportunities in the North Sea. We look forward to developing a strong presence in the Norwegian oil and gas company community through this combination of assets and people.”

Since obtaining new management in early 2004, Endeavour has made significant progress toward meeting its business objectives in both the United Kingdom and Norwegian sectors in the North Sea. The company was awarded nine production licenses covering 18 blocks off the coast of the UK in the 22nd Seaward Licensing Round. Prior to the announced acquisition of OER, the company was notified by the Ministry of Petroleum and Energy in Norway of its pre-qualification as a licensee in that country.

Endeavour International Corporation is an international oil and gas exploration and production company primarily focused on the acquisition, exploration and development of energy reserves in the North Sea sectors of the United Kingdom and Norway. The company also holds interests in a gas development project in Thailand. For more information, visit www.endeavourcorp.com.

Certain statements in this news release should be regarded as “forward-looking” statements within the meaning of the securities laws. These statements speak only of as of the date made. Such statements are subject to assumptions, risk and uncertainty. Actual results or events may vary materially.